UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One)    Form 10-KSB   Form 20-F  Form 11-K    [X]Form 10-Q    Form N-SAR

                  For Period Ended:         March 31, 1998
                  [   ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For Transition Period Ended:



PART I - REGISTRANT INFORMATION

                             RED CARPET DIRECT, INC.
                             -----------------------
                             Full Name of Registrant

                    Consolidated International Telecom, Inc.
                    ----------------------------------------
                           Former Name if Applicable

                             200 N. Royal Ascot Drive
                             Las Vegas, Nevada 89144
           -----------------------------------------------------------
            Address of Principal Executive Office (Street and Number)



PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     There  were  delays caused by the use of a new accountant.

PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

Alfred Grant, 200 N. Royal Ascot Drive, Las Vegas, NV 89144      702-256-5055
------------------------------------------------------------------------------
                (Name)                                      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).      Yes [X]             No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
                                  Yes                 No [X]

if so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannat be made.


                                       Red Carpet Direct, Inc.
                           --------------------------------------------
                           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


         Date: May 15, 2001                   By: /s/ Alfred Grant
                                                ------------------------
                                                 Alfred Grant